Execution Copy

COMMON STOCK PURCHASE AGREEMENT

THIS AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT ("Agreement") is dated as of the 31st day of December, 2012 by and among (i) PEEKAY SPA, LLC, a Delaware limited liability company ("Buyer"), (ii) PEEKAY, INC., a Washington corporation ("Peekay"), and CONREV, INC., a Washington corporation ("ConRev") (Peekay and ConRev known collectively as the "Companies" and singly as a "Company"), and (iii) Kris Butt, a natural person ("KB"), Brian Barnett, a natural person ("BB"), and Rick Barnett, a natural person ("RB") (KB, BB and RB known collectively as the "Selling Group" or "Sellers", and each singly as a "Seller"), and Phyllis Heppenstall, as Seller Representative (the "Seller Representative").

WHEREAS, the Selling Group owns, or will own prior to Closing (as defined in Section 4.1 hereof), all of the issued and outstanding equity of the Companies;

WHEREAS, the Companies are engaged in the business of owning and operating retail stores in the field of intimate novelty items, gifts and lingerie (the "Business");

WHEREAS, the Buyer desires to purchase the Business by acquiring all of the issued and outstanding equity of the Companies, each on the terms and conditions set forth herein;

WHEREAS, Buyer intends to finance a portion of the Cash Purchase Price (as defined below) through secured debt or the sale of secured notes, which is expected to be due in approximately four years;

WHEREAS, the parties hereto have executed that certain Common Stock Purchase Agreement, dated as of October 17, 2012 (the "Existing Agreement"), for the purchase and sale of the Common Stock (as defined in the Existing Agreement); and

WHEREAS, this Agreement amends and restates in its entirety the Existing Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, each of the Buyer and the Seller agrees as follows:

1. PURCHASE AND SALE.

Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, each Seller shall sell, assign, transfer and deliver to Buyer free and clear of all Claims and Encumbrances, and Buyer shall purchase, acquire and take assignment and delivery of, all of the outstanding equity interests of each Seller in each Company (each such equity interest in each Company referred to as "Common Stock"). The assets of each Company on the Closing Date shall include all the cash currency normally kept in the Companies' retail business locations (each a "Store" and collectively the "Stores") for opening the following day ("Store Cash"), but shall exclude the cash or bank accounts (the "Excess Cash") of the Companies not used as Store Cash. To the extent permitted by applicable law, prior to the Closing Date, the Companies may, as the

Sellers deem appropriate, distribute the Excess Cash to the Sellers, provided that the Companies and Sellers comply with all applicable requirements of law with respect to any such otherwise permissible distribution, including the deduction or withholding of any amounts required to be deducted and withheld on account of Taxes and the payment of such amounts over to the relevant Tax Authority (as defined in Section 13 hereof).

2. RETENTION OF RELATIONSHIP WITH ADVISERS.

Buyer understands and acknowledges that Peekay and ConRev (and their Subsidiaries), either alone, together (the "Represented Entities") or in conjunction with other Persons (including KB, BB, RB and Phyllis Heppenstall) (such other Persons known as the "Privileged Group"), have retained the services of certain professional advisers (the "Professional Advisers") set forth in Section 2 of the Sellers' Disclosure Letter (as defined in Section 7.5 hereof). In the course of providing their services, the Professional Advisers have developed confidential information concerning the Represented Entities, and some of such information may in addition be subject to legal privileges on the part of the represented Person. Buyer agrees and acknowledges (a) that it has asked and received satisfactory answers to its questions regarding the nature and scope of services provided by the Professional Advisers, and (b) that, as the successor owner of the Represented Entities, it is capable of giving informed consent regarding the ability of such Professional Advisers (i) to use privileged and confidential information regarding the negotiation, execution, delivery and performance of this Agreement by the members of the Privileged Group and the transactions contemplated hereby (the "Privileged Information") and (ii) to represent or provide services to the Privileged Group after the Closing, where such representation or services may be (A)(1) in conjunction with the transactions contemplated by this Agreement, or (2) in a matter substantially related to the transactions contemplated by this Agreement, and (B) directly or otherwise materially adverse to the interests of Buyer and the Represented Entities. Buyer further understands and acknowledges that, due to the structure of this transaction as a sale of stock, the true parties-in-interest on the selling side are the Sellers and Phyllis Heppenstall, and that, with respect to Privileged Information developed by the Professional Advisers, the Represented Entities are merely the legal entities through which the Business is being transferred to the Buyer, not the true owners of such Privileged Information. Accordingly, Buyer hereby acknowledges, agrees and confirms that: (x) the Privileged Information developed by the Professional Advisers prior to the Closing, as well as any decisions how to exercise any privileges related to such Privileged Information, are the sole and exclusive property of the Privileged Group, and Buyer hereby disclaims any interest in, or in the alternative, conveys to the Privileged Group any interest of the Represented Entities to, such Privileged Information or exercises of privilege; (y) it gives its informed consent for the Professional Advisers (i) to use Privileged Information developed during the provision of services to the Represented Entities and (ii) to represent or provide services to the Privileged Group after the Closing, where such representation or services may be (A)(1) in conjunction with the transactions contemplated by this Agreement, or (2) in matters substantially related to the transactions contemplated by this Agreement, and (B) directly or otherwise materially adverse to the interests of Buyer and the Represented Entities.

3. PURCHASE PRICE.

3.1 Delivery of Purchase Price. (a) At the Closing, Buyer shall pay to the Selling Group, or their designee or designees, as the aggregate purchase price for all of the issued and outstanding Common Stock of the Companies, an amount equal to Thirty-Seven Million, One Hundred Fifty Thousand and No/100 Dollars ($37,150,000.00), less the aggregate amount of Indebtedness of the Companies outstanding as of the Closing Date as set forth on the Certificate of Indebtedness (such difference, the "Purchase Price"). The Purchase Price is subject to adjustment as provided in Section 3.2 below. The Purchase Price shall be paid as follows:

(i) $9,300,000.00 of the Purchase Price shall be paid to the Selling Group or their designee or designees by delivery by the Buyer of $9,300,000.00 of subordinate promissory notes, of which $6,000,000.00 shall be substantially in the form of Exhibit A1 and $3,300,000.00 shall be substantially in the form of Exhibit A2 (collectively, the "Seller Notes"), each due no later than December 31, 2016;

(ii) Three Hundred Thousand and No/100 Dollars ($300,000.00) of the Purchase Price (the "NWC Holdback Amount") will be paid by Buyer to the Escrow Agent referred to in Section 4.2(b) hereof by wire transfer or by delivery of a certified or bank check in such amount;

(iii) That amount by which the Purchase Price was reduced in accordance with this Section 3.1 in respect of the aggregate amount of all Indebtedness of the Companies outstanding on the Closing Date shall be paid by the Buyer, on behalf of the Companies, to the creditors to whom such Indebtedness is owed in discharge thereof pursuant to Section 4.2(e) below;

(iv) The Buyer shall deliver to the Sellers (or to Peekay on behalf of Sellers) all amounts necessary to fully discharge the then-outstanding balances of Sellers' Transaction Expenses, and the Sellers (or Peekay on behalf of Sellers) shall pay such amounts to accounts owned by the Persons owed such amounts;

(v) The Buyer shall deliver to the Seller Representative, on behalf of the Sellers, the Seller Representative Reserve Amount;

(vi) The balance of the Purchase Price (the "Cash Purchase Price") shall be paid by the Buyer to the Seller Representative, or to an account or accounts designated by the Seller Representative on behalf of the Sellers, according to their respective Percentage Interests set forth in Section 3.1(iv) of Sellers' Disclosure Letter (each such Seller's "Percentage Interest"), by delivery of cash or other immediately available funds (whether by wire transfer or otherwise) in the aggregate amount equal to such balance.

(b) Distribution of Cash Purchase Price. The distribution of the Cash Purchase Price among the Sellers, including the designation of the respective Sellers' Percentage Interests, shall be made at the direction of the Seller Representative. The Buyer shall have no liability or obligation with regard to the apportionment, allocation,

distribution or receipt of the Cash Purchase Price among the Sellers or of the description or allocation of their Percentage Interests. In furtherance of the foregoing, the Buyer's payments of the amounts set forth in Section 3.1(a) shall completely satisfy and fully discharge the Buyer's payment obligation to all of the Sellers with respect to the Purchase Price, except as otherwise expressly set forth herein.

3.2 Purchase Price Adjustments. (a) At the Closing, the Purchase Price shall be subject to adjustment in accordance with paragraph (b) below, based on an amount (the "Estimated Closing Net Working Capital") equal to the Sellers' good faith estimate of the Net Working Capital (defined below) of the Companies as of the Closing Date. A written statement setting forth the Sellers' good faith calculation of the Estimated Closing Net Working Capital together with internally prepared balance sheets of the Companies as of the Closing Date, prepared in accordance with the Agreed Methodology (as defined below), shall be provided by the Seller Representative to the Buyer no later than the close of business of the day preceding the Closing Date (collectively the "Initial Closing Statement"). The Initial Closing Statement and the Estimated Closing Net Working Capital shall be reasonably acceptable to the Buyer. "Net Working Capital" shall mean Current Assets less Current Liabilities (excluding the current portion of any Indebtedness), on a combined basis for the Companies. All calculations of Net Working Capital under this Agreement shall be made without giving effect to the Closing, and shall be made according to the Companies Accounting Principles, except for the absence of normal management, month end and year-end adjustments, and subject to any modifications to such Principles described in the example Net Working Capital Calculation contained in Exhibit 3.2(a), which sets forth a calculation of Net Working Capital as of November 30, 2012. The methodology for calculating Net Working Capital based on the Companies Accounting Principles, as demonstrated by the example contained in Exhibit 3.2(a), shall be referred to as the "Agreed Methodology".

(b) If the Estimated Closing Net Working Capital is less than the Minimum Working Capital (as defined below), the Purchase Price payable at the Closing shall be reduced by an amount equal to such deficiency (such deficiency to reduce the Cash Purchase Price payable to the Sellers at Closing). If the Estimated Closing Net Working Capital is greater than the Minimum Working Capital, the Purchase Price payable at the Closing shall be increased by an amount equal to such excess (such excess to increase the Cash Purchase Price payable to the Sellers at Closing). Such adjustment shall be calculated based on the Initial Closing Statement and the Seller's calculations of the Estimated Closing Net Working Capital delivered pursuant to paragraph (a) above. The adjustment made at Closing pursuant to the preceding sentence is referred to herein as the "Initial Adjustment", and shall be subject to subsequent adjustment as provided in paragraphs (c), (d) and (e) below.

(c) Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller Representative (i) unaudited balance sheets of the Companies as of the Closing Date, prepared in accordance with the Agreed Methodology and (ii) an unaudited statement of Net Working Capital as of such time, prepared in accordance with the Agreed Methodology (collectively with the balance sheets referred to in (i) above, the "Final Closing Statement"). The Buyer and its accountants shall consult

with the Seller Representative and its accountants in connection with the preparation of the Final Closing Statement and shall permit the Seller Representative and its accountants at the earliest practicable date to review and make copies of all work papers, schedules and calculations used in the preparation thereof. Inventories included on the Final Closing Statement shall be valued as set forth on Exhibit 3.2(c). "Minimum Working Capital" shall mean $2,743,914.

(d) When the Buyer delivers the Final Closing Statement, the Buyer shall also deliver a certificate (i) certifying that the Final Closing Statement was prepared in accordance with the Agreed Methodology in accordance with the procedures set forth in paragraph (c) above and (ii) containing the Buyer's calculations, based on the Final Closing Statement (the "Buyer's Proposed Calculations") of the Net Working Capital as of the Closing Date (the "Closing Date Net Working Capital") and of the Minimum Working Capital. Within thirty (30) days after receipt of the Final Closing Statement and the accompanying certificate, the Seller Representative shall notify the Buyer of the Seller Representative's agreement or disagreement with the Final Closing Statement and the accuracy of any of the Buyer's Proposed Calculations. If the Seller Representative disputes any aspect of the Final Closing Statement or the amount of any of the Buyer's Proposed Calculations, then the Seller Representative shall have the right to direct his independent accountants, at the Seller Representative's expense, to review and test the Final Closing Statement. In their review and test, the Seller Representative's independent accountants shall have examination rights with access to the Companies' (and their Subsidiaries') personnel, books and records just the same as an auditor performing an audit in accordance with generally accepted auditing standards would have. The Seller Representative's accountants shall complete their review and test within thirty (30) days after the date the Seller Representative disputes the Buyer's Proposed Calculations. If the Seller Representative and its independent accountants, after such review and test, still disagree with the Buyer's Proposed Calculations, and the Buyer does not accept the alternative calculations proposed by the Seller Representative (the "Seller Representative's Proposed Calculations"), the Seller Representative and the Buyer shall work together in good faith to attempt to resolve their differences concerning the Closing Date Net Working Capital and if the Seller Representative and the Buyer are unable to resolve such differences within fifteen (15) days after delivery of the Seller Representative's Proposed Calculations to the Buyer, then the Seller Representative and the Buyer shall direct the Seattle offices of Moss Adams LLP (the "Independent Accounting Firm"), to resolve the remaining disputed items (the "Remaining Disputed Items") within thirty (30) days after the date of the Buyer's rejection of the Seller Representative's Proposed Calculations by conducting its own review and test of the Final Closing Statement and thereafter selecting either the Seller Representative's Proposed Calculations of the Remaining Disputed Items or the Buyer's Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Whether any disputes are resolved by the parties among themselves or by the Independent Accounting Firm, the Final Closing Statement shall be updated to reflect the effect of such resolutions (the Independent Accounting Firm shall prepare such update if an Independent Accounting Firm must be used), and, for all other purposes in this Agreement, such updated Final Closing Statement shall be the "Final Closing Statement". Each of the Seller Representative and the Buyer agrees that it shall be bound by the Independent Accounting Firm's determination of the Remaining Disputed Items. The fees

and expenses of the Independent Accounting Firm shall be paid one-half by the Seller Representative and one-half by the Buyer.

(e) Upon the determination pursuant to paragraph (d) of this Section 3.2 of the Final Closing Statement and the Closing Date Net Working Capital, the Purchase Price shall be recalculated pursuant to the formula contained in paragraph (b) of this Section 3.2, using the amounts so determined pursuant to Section 3.2(d) in lieu of the amounts used in the Initial Adjustment. If the Purchase Price as adjusted pursuant to this paragraph (e) (the "Final Adjustment") is greater than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Buyer shall pay the difference to the Seller Representative, and the Buyer and the Seller Representative shall execute and deliver to the Escrow Agent written disbursement instructions authorizing the Escrow Agent to promptly release the NWC Holdback Amount to the Sellers. If the Purchase Price as adjusted pursuant to the Final Adjustment is lower than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Buyer shall recover any such deficiency from the NWC Holdback Amount (to the extent that the funds contained therein are sufficient), in which event the Buyer and the Seller Representative shall execute and deliver to the Escrow Agent written disbursement instructions authorizing the Escrow Agent to promptly make such disbursement to the Buyer from the NWC Holdback Amount (with any remainder to be released to the Sellers), and if the NWC Holdback Amount is not sufficient, the Seller Representative shall pay the balance of such deficiency to the Buyer. Any payment by either the Buyer or the Seller Representative pursuant to this paragraph (e) shall be made in cash or same day funds within ten (10) days after the determination of the Final Adjustment pursuant to this paragraph (e). Notwithstanding the foregoing, in the event the Seller Representative fails to make any payment required by this Section 3.2, the Sellers shall be jointly and severally liable for the amount of such payment.

3.3 Withholding Rights. The Buyer shall be entitled to deduct, withhold from the consideration otherwise payable pursuant to this Agreement and pay over to the relevant Tax Authority such amounts as may be required to be deducted and withheld with respect to such payment under the Code, or any provision of state, local or foreign Tax law, but only if Buyer first provides notice to the Sellers of the proposed withholding amount and the basis for such withholding. To the extent that amounts are so withheld and paid over to the relevant Tax Authority by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4. CLOSING.

4.1 Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held on a mutually acceptable date, expected to be no later than December 31, 2012 at a place to be determined by the parties. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date."

4.2 Transactions at Closing. At the Closing:

(a) Each Seller shall deliver to Buyer or its nominee or nominees stock certificates representing all of the Common Stock accompanied by duly executed stock powers or other instruments of assignment and transfer with respect to the Common Stock as the Buyer may reasonably request and as may be necessary to vest in the Buyer good and marketable title to the Common Stock, in each case subject to no Encumbrance (as defined in Section 5.9).

(b) The Buyer shall deliver the NWC Holdback Amount to an escrow agent to be selected by the parties prior to the Closing Date (the "Escrow Agent"), and confirmed in writing by the Buyer and Sellers at the Closing by entry into an escrow agreement (the "Escrow Agreement") with the Escrow Agent.

(c) The Sellers shall deliver to the Buyer pay-off letters and lien discharges from any lender to whom the Companies owe any Indebtedness, as described in the Certificate of Indebtedness (as defined in Section 8.11).

(d) The Sellers shall deliver to the Buyer a pay-off letter and release from Phyllis Abramson of all amounts owed to her upon the consummation of the transactions contemplated by this Agreement pursuant to the Employment Agreement dated June 16, 2011 between Peekay and Phyllis Abramson. Such letter and release shall be in a form satisfactory to the Buyer.

(e) The Buyer shall pay and discharge all outstanding Indebtedness of the Companies described on the Certificate of Indebtedness (as defined in Section 8.11).

(f) The Sellers shall deliver properly executed statements dated as of the Closing Date that meet the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(g) The Sellers shall deliver to Buyer (i) the executed Redemption Agreement, (ii) evidence satisfactory to Buyer that the Redemption has been completed no later than the day prior to the Closing and (iii) stock certificates representing all of the Common Stock formerly held by Phyllis Abramson, marked cancelled, and redeemed pursuant to the Redemption Agreement.

(h) The Sellers shall deliver to Buyer evidence satisfactory to Buyer that the Terminated Agreements have been terminated prior to the Closing.

(i) The Buyer shall deliver the Seller Notes to Sellers or to such other entity or entities as the Seller Representative shall designate to the Buyer.

(j) The Buyer shall deliver all amounts necessary to fully discharge the Sellers' Transaction Expenses to the Sellers (or to Peekay on behalf of Sellers);

(k) The Buyer shall deliver the Seller Representative Reserve Amount to the Seller Representative, or to an account designated by the Seller Representative in writing, by wire transfer of immediately available funds;

(l) The Buyer shall deliver the Cash Purchase Price to the Seller Representative, or to an account or accounts designated by the Seller Representative in writing, by wire transfer of immediately available funds.

(m) Each of the parties hereto shall execute and deliver each of the agreements, letters and consents required to be signed by such party pursuant to Sections 8 and 9.

5. REPRESENTATIONS AND WARRANTIES OF THE SELLING GROUP.

For purposes of this Section 5, the term Company shall include ConRev's Subsidiaries. Except as disclosed in Sellers' Disclosure Letter, each member of the Selling Group jointly and severally represents and warrants to the Buyer as follows:

5.1 Organization of the Companies; Authority. Each Company is a corporation duly organized, validly existing and, to the extent such concept is relevant, in good standing under the laws of its state of organization. Each Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of the Companies, taken as a whole. The Sellers have delivered to the Buyer complete and correct copies of the articles of incorporation and bylaws of each of the Companies and all amendments thereto. The Companies have all requisite power and authority to own and hold the properties and assets owned or held by them, to carry on the Business as such business is now conducted and to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby or thereby (collectively, the "Transaction Documents") to which any of them is a party and to carry out all actions required of them pursuant to the terms of the Transaction Documents. The Sellers have all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and the other Transaction Documents to which any of them is a party and to carry out all actions required of them pursuant to the terms of the Transaction Documents.

5.2 Approval; Binding Effect. The Companies have obtained all necessary corporate authorizations and approvals required for the execution and delivery of the Transaction Documents to which any of them is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which any member of the Selling Group is a party has been duly executed and delivered by such member and constitutes the legal, valid and binding obligation of such member enforceable against it in accordance with its terms, except to the extent the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

5.3 Non-Contravention. The execution and delivery by each of the Companies and each member of the Selling Group of the Transaction Documents to which it is a party and the consummation by such Company and such member of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the

articles of incorporation or bylaws of any Company, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of any of the Companies or the Sellers pursuant to (i) any agreement or instrument to which any of the Companies or the Sellers is a party or by which any of the Companies or the Sellers or any of their respective properties is bound or to which any of the Companies or the Sellers or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority applicable to any of the Companies or the Sellers.

5.4 Governmental Consents; Transferability of Licenses, Etc. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority (foreign, federal, state or local) is required for the execution and delivery by any Seller or Company of the Transaction Documents to which it is a party or for the consummation by such Seller or Company of the transactions contemplated hereby or thereby. The Companies have and maintain, and the Permits listed in Section 5.4 of the Sellers' Disclosure Letter include, all licenses, permits and other authorizations from all governmental authorities as are necessary or desirable for the conduct of the Business (the "Permits"). The consummation of the transactions contemplated in the Transaction Documents will not cause the termination of any of the Permits. True and complete copies of such Permits have previously been delivered to the Buyer.

5.5 Financial Statements. The Sellers have delivered the following financial statements (the "Financial Statements") to the Buyer, which shall be deemed included in Sellers' Disclosure Letter: (a) balance sheets of Peekay as of June 30, 2012 and 2011, and the related statements of income for each fiscal year then ended; (b) balance sheets of ConRev (including its Subsidiaries) as of December 31, 2011 and 2010, and the related statements of income for each year then ended; and (c) balance sheets of Peekay and ConRev (including its Subsidiaries) as of November 30, 2012 (the "Most Recent Balance Sheet Date"), and the related statements of income for, as the case may be, five months then ended (in the case of Peekay) and the 11 months then ended (in the case of ConRev). Each of the Financial Statements is true and correct and has been prepared consistently with the Companies' historical accounting principles and methodologies (which are based on sound business practices) consistently applied throughout the periods covered thereby (the "Companies Accounting Principles"). Each such balance sheets fairly and accurately presents the financial condition of the Companies in all material respects as of its respective date; and such statements of income fairly and accurately present the results of operations of the Companies in all material respects for the periods covered thereby. Section 5.5 of the Sellers' Disclosure Letter sets forth any material deviations from GAAP contained in the Companies Accounting Principles.

5.6 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, the Companies have carried on their businesses only in the ordinary course, and there has not been (a) any change in the assets, liabilities, sales, income or business of the any of the Companies or in their relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by any of the

Companies of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of any of the Companies; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of any Company's equity interests; (e) any increase in the compensation, pension or other benefits payable or to become payable by any Company to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies); (f) any forgiveness or cancellation of any debt or claim by any of the Companies or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (g) any entry by any of the Companies into any transaction other than in the ordinary course of business; (h) any incurrence by any of the Companies of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (i) any mortgage, pledge, lien, lease, security interest or other charge or Encumbrance on any of the assets, tangible or intangible, of any of the Companies; or (j) any discharge or satisfaction by any of the Companies of any Encumbrance or payment by any of the Companies of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the November 30, 2012 balance sheets of the Companies and (B) current liabilities incurred since the Most Recent Balance Sheet Date in the ordinary course of business.

5.7 Litigation, Etc. No action, suit, proceeding or investigation is pending or, to the Knowledge of any member of the Selling Group, threatened, relating to or affecting any of the Companies or their properties, or which questions the validity of any of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the Knowledge of any member of the Selling Group, is there any basis for any such action, suit, proceeding or investigation.

5.8 Conformity to Law. Each of the Companies has complied with, and is in compliance with (a) all foreign, federal, state and local laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to such Company or any of its assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all unwaived terms and provisions of all Permits, contracts, agreements and indentures to which such Company is a party, or by which such Company or any of its assets is bound. Except as set forth in Section 5.8 of the Sellers' Disclosure Letter, none of the Companies has committed, been charged with, nor, to the Knowledge of any member of the Selling Group, been under investigation with respect to, nor does there exist, any material violation of any provision of any foreign, federal, state or local law or administrative regulation in respect of the Companies or any of their assets. Without limiting any of the foregoing, each of the Companies is in compliance with all local laws, regulations and ordinances relating to establishments selling "adult" products (where applicable), and has not violated and is not in violation of any Permits or approvals

relating thereto and has not been under investigation with respect thereto or been notified of any violation or potential violation thereof.

5.9 Title to Assets. The Companies are the lawful owner of and have good and valid marketable title or valid license, leasehold or other interest to all of their respective assets, and the Sellers have the full right to sell, convey, transfer, assign and deliver the Common Stock, without the need to obtain the consent or approval of any third party. Except for liens described in Section 5.9 of the Sellers' Disclosure Letter, which secure Indebtedness and which will be discharged at or prior to the Closing, all of the assets of the Companies are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"). All of the assets of the Companies are in good condition and repair (reasonable wear and tear excepted) and are adequate and sufficient to carry on the Business as presently conducted. At and as of the Closing, the Sellers will convey the Common Stock to the Buyer by instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to the Common Stock, free and clear of all Encumbrances.

5.10 Real Property; Safety, Zoning and Environmental Matters.

(a) Section 5.10 of Sellers' Disclosure Letter lists each piece of real property owned or leased by any of the Companies (the "Real Property"). There are no material defects in the Real Property, as to title or condition, not described in Section 5.10 of Sellers' Disclosure Letter. None of the Companies has received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by public authority. No member of the Selling Group has any Knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property. The Companies enjoy quiet possession of their respective properties covered by the leases of Real Property (the "Real Property Leases").

(b) To the Selling Group's Knowledge:

(i) Neither the Companies nor any operator of any real property presently or formerly owned, leased or operated by any of the Companies is in material violation or alleged material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any foreign, federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");

(ii) None of the Companies has received notice from any third party, including without limitation any foreign, federal, state or local governmental authority, (A) that any of the Companies or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) regulated by any Environmental Laws ("Hazardous Substances") which any of the Companies or any predecessor in interest has generated, transported or disposed of has been found at any site at which a foreign, federal, state or local agency or other third party has conducted or has ordered that any Company or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that any of the Companies or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(iii) (A) no portion of any real property presently or formerly owned, leased or operated by any of the Companies has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by any of the Companies or operators of any real property presently or formerly owned, leased or operated by any of the Companies, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) all real properties presently or formerly owned, leased or operated by any of the Companies are free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain any Hazardous Substances, except in each case to the extent that the presence of Hazardous Substances on such properties does not violate any applicable Environmental Laws; (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by any of the Companies, except in accordance with applicable Environmental Laws; (E) there have been no releases on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by any of the Companies which, through soil or groundwater contamination, may have come to be located on such real property except for Hazardous Substances whose presence on such real property does not violate any applicable Environmental Laws; and (F) in addition,

any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by any of the Companies have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Knowledge of the members of the Selling Group, operating in compliance with such permits and applicable Environmental Laws; and

(iv) no real property presently or formerly owned, leased or operated by any of the Companies is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

(c) Section 5.10 of Sellers' Disclosure Letter sets forth a list of all documents, reports, site assessments, data, communications or other materials, in the possession of the Companies or any other member of the Selling Group or to which any of them has access, which contain any material information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by any of the Companies and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The Seller has furnished to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed in Section 5.10 of Sellers' Disclosure Letter.

5.11 Equipment. Section 5.11 of Sellers' Disclosure Letter sets forth a complete and accurate list of all of the Equipment owned by the Companies other than items having a net book or market value individually of less than Ten Thousand and No/100 Dollars ($10,000.00) or expensed for tax purposes, as of November 30, 2012. The Company has not acquired any item of Equipment for in excess of such amount since such date. The personal property leases listed in Section 5.11 of Sellers' Disclosure Letter include all leases by any of the Companies of any material items of leased personal property used in the Business. The Equipment, and all personal property held by any of the Companies under the personal property leases, are utilized by the Companies in the ordinary course of business.

5.12 Inventories. The Inventories consist solely of, and will consist solely of, material and goods of a quality and quantity which are usable or saleable in the normal course of the business carried on by the Companies. Such inventories are adequate for present needs of the Business, and shall be fairly reflected on the books of account of the Companies in accordance with the Companies Accounting Principles.

5.13 Insurance. Section 5.13 of Sellers' Disclosure Letter lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Companies. All such policies (a) are in full force and effect, (b) are sufficient for compliance by each of the Companies with all requirements of law and all

agreements to which any of such Companies is a party, (c) provide that they will remain in full force and effect through the respective dates set forth in such Letter, and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. None of the Companies is in default with respect to its obligations under any of such insurance policies and none of them has received any notification of cancellation of any such insurance policies.

5.14 Contracts. Section 5.14 of Sellers' Disclosure Letter lists all material contracts to which any of the Companies is a party or by which any of the Companies is bound or to which any of the Companies or any of their assets is subject, except (a) material contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing, (b) contracts terminable by the applicable Company upon 30 days notice or less without the payment of any termination fee or penalty or any continuing obligation or liability, and (c) contracts listed elsewhere in Sellers' Disclosure Letter. As used in this Section 5.14, the term "material contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against a Company, in each case, in the following categories: (p) management, fee, consulting, or other contracts or agreements that give any Person the right to direct management of a Company or a Subsidiary; (q) contracts and other agreements with any current or former officer, director, employee, consultant, manager, member or shareholder or any partnership, corporation, joint venture or any other entity in which any such Person has an interest; (r) agreements with any labor union or association representing any employee; (s) contracts and other agreements for the provision of services by a Company; (t) bonds or other security agreements provided by any party in connection with the business of any of the Companies; (u) contracts and other agreements for the sale of any of the Companies' assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Companies' assets or properties; (v) joint venture agreements relating to the assets, properties or business of any of the Companies or by or to which they or any of their assets or properties are bound or subject; (w) contracts or other agreements under which any of the Companies agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (x) any contracts or other agreements with regard to Indebtedness; (y) contracts for the lease, possession or other use of real property, including without limitation the Real Property, by any of the Companies; or (z) any other contract or other agreement whether or not made in the ordinary course of business that will, or will be reasonably expected to, result in a Company paying cash of, incurring a liability of or receiving goods or services valued at more than One Hundred Thousand and No/100 Dollars ($100,000.00) in a fiscal year. The Sellers have delivered to the Buyer true, correct and complete copies of all such material contracts (or accurate descriptions of all oral agreements), together with all modifications and supplements thereto. Each of the material contracts listed in Section 5.14 of Sellers' Disclosure Letter or elsewhere in Sellers' Disclosure Letter is in full force and effect, the applicable Company is not in breach of any of the provisions of any such contract, nor, to the knowledge of any member of the Selling Group, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. Each of the Companies has in all material respects performed all obligations required to be performed by it to date under

each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected in Section 5.14 of Sellers' Disclosure Letter), no material contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the applicable Buyer or Company to be assumed or transferred thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the other Transaction Documents.

5.15 Compensation of and Contracts with Employees. Section 5.15 of Sellers' Disclosure Letter lists each employee of the Companies and the amount of compensation paid to such employee for the twelve month period ending November 30, 2012. There have been no changes in such compensation since such date, except in the ordinary course of business. None of the Companies has any employment agreement, written or oral, with any currently active employee, including any agreement to provide any bonus or benefit to any such employee. Since the Most Recent Balance Sheet Date, the Companies have not made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any employee of any of the Companies. The Companies do not have any outstanding loans or advances to employees. Any employee of any of the Companies who, at the date of this Agreement, is on short or long term disability is accurately listed as such in Section 5.15 of Sellers' Disclosure Letter, and any employee of any of the Companies who goes on short or long term disability after the date hereof and prior to the Closing will be identified to the Buyer in writing prior to the Closing.

5.16 Employee Benefit Plans.

(a) Employee Benefit Plans and Liabilities. Within the six-consecutive-year period immediately preceding the first day of the year in which the Closing occurs neither any of the Companies nor any ERISA Affiliate thereof has contributed to, or has any actual or contingent, direct or indirect, liability in respect of, any Plans other than those liabilities with respect to such Plans listed in Section 5.16(a) of Sellers' Disclosure Letter. Section 5.16(a) of Sellers' Disclosure Letter lists all Plans and the Selling Group has delivered to the Buyer accurate and complete copies of (i) all of the current and prior plan documents for each of the Plans or, in the case of an unwritten Plan, a written description of each such Plan, (ii) all determination letters from the IRS with respect to any of the Plans, if applicable, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current and prior trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Plan and (v) any other documents, forms or other instruments relating to any Plan reasonably requested by the Buyer. At no time during such six year period has any of the Companies or any ERISA Affiliate thereof participated in or contributed to any Multiemployer Plan, nor during such period have the Companies or any ERISA Affiliate thereof had an obligation to participate in or contribute to any such Multiemployer Plan. There are no outstanding liabilities of any of the Companies or any ERISA Affiliate thereof to any Plans previously maintained by any of the Companies or any ERISA Affiliate thereof, and, to the Selling Group's Knowledge, the Companies do not have any potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the Selling Group's

Knowledge, threatened against any of the Companies, any ERISA Affiliate thereof or the Plans which might subject any of the Companies or any ERISA Affiliate thereof to any liability.

(b) Title IV Liability. Neither any of the Companies nor any ERISA Affiliate thereof currently maintains or contributes to, or has at any time maintained or contributed to or been obligated to contribute to any plan, program or arrangement covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(c) Plan Compliance. The Companies, individually and collectively, are in compliance in all respects with all reporting, disclosure and registration requirements applicable to them under the Code, ERISA and Department of Labor and IRS rules and regulations promulgated thereunder, with respect to all of the Plans, and are not subject to any liability, whether asserted or not, for any penalties to any Governmental Authority for late filing of any return, report or other governmental filing. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of the Plans. No Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any governmental authority. All of the Plans comply currently, and have complied at all times (and all former Plans have complied at all times in the past), both as to form and operation, in all respects, with their terms and with all requirements of law applicable thereto. Each of the Plans maintained by the Companies or any ERISA Affiliate thereof that is an "employee benefit pension plan" (within the meaning of Section 3(2)(a) of ERISA) (each a "Pension Plan") either has (i) obtained a favorable determination (covering all changes or amendments applicable under requirements of law) from the IRS as to its qualification under Sections 401(a) and 501(a) of the Code or (ii) is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred before or after the date of any such determination letter as would adversely affect such qualification. All amounts that are currently owing to Plan participants (including, without limitation, former Plan participants), or contributions required to be made to the Plans have been timely paid or contributed with respect to all periods prior to the date of this Agreement. None of the Companies has any commitment to establish any additional Plans or modify or materially change any existing Plans.

(d) Prohibited Transactions. No Plan, nor any related trust, nor any of the Companies, nor any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any nonexempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of any of the Companies therein, which could subject any of the Plans or related trusts, or any trustee, administrator or other fiduciary of any such Plan, or any of the other Companies or the Buyer, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code.

(e) Continuation Coverage. With respect to each Plan that is subject to Section 4980B of the Code, each of the Companies and each ERISA Affiliate of any of the Companies has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(f) Change in Control Payments. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Companies, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

(g) 409A. No Plan provides any individual with a "gross up" or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. With respect to each Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Plan have at all times since January 1, 2009 been in compliance with, and (ii) such Plan has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and applicable guidance thereunder.

(h) Miscellaneous. None of the Companies nor any Plan provides for or promises benefits beyond termination of service including, without limitation, retiree, medical, disability or life insurance benefits to any current or former employee, independent contractor, officer or director of any of the Companies other than continuation coverage required by section 4980B of the Code. The Companies have reserved all rights necessary to amend or terminate each of the Plans without the consent of any other Person.

5.17 Labor Relations. Each of the Companies is in compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the Knowledge of the members of the Selling Group, threatened against any of the Companies alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against any of the Companies pending before the National Labor Relations Board or any similar entity. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Knowledge of the members of the Selling Group, threatened against or involving any of

the Companies. No one has petitioned within the last three (3) years, and no one is now petitioning, for union representation of any of the Companies' employees. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of the Companies and no claim therefor has been asserted. None of the employees of any of the Companies is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any of the Companies. None of the Companies has experienced any work stoppage during the last five years. Each of the Companies (i) has properly classified and treated all of its workers as independent contractors or employees and (ii) has, to the extent permitted by law, properly classified and treated all of its employees as "exempt" or "nonexempt" from overtime requirements under applicable law.

5.18 Intellectual Property, Etc. Section 5.18 of Sellers' Disclosure Letter lists (a) all patents, trademarks, logos, trade names, domain names and copyrights registered or applied for in the name of any of the Companies, (b) all other patents, trademarks, logos, trade names, domain names and copyrights used or proposed to be used by any of the Companies, and all licenses (as licensee or licensor) and other agreements relating thereto, and (c) all written agreements (other than those in respect of software generally available to the mass market) relating to other technology, know-how and processes which any of the Companies is licensed or authorized by others to use or which any of the Companies has licensed or authorized for use by others. The Companies, as applicable, (x) own or have the sole and exclusive right to use all patents, trademarks, logos, trade names, domain names and copyrights referred to in clause (a) of the preceding sentence, (y) have the right without restriction to use all patents, trademarks, logos, trade names, domain names and copyrights referred to in clause (b) of the preceding sentence, and (z) have the right to use all technology, know-how and processes used or necessary for the ordinary course of business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby and by the other Transaction Documents will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any Person regarding the use of any such patents, trademarks, logos, trade names, domain names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and to the Knowledge of the members of the Selling Group there is no basis for such claim. To the Knowledge of the members of the Selling Group, all patents, trademarks, logos, trade names, domain names and copyrights are valid, subsisting and enforceable, and the use by the Companies of such patents, trademarks, logos, trade names, domain names, copyrights, technology, know-how or processes in the ordinary course of business does not infringe on the rights of any Person.

5.19 Suppliers. Section 5.19 of Sellers' Disclosure Letter lists the ten (10) largest suppliers of the Companies based on the dollar amount of purchases and sales for the fiscal year ended June 30, 2012. The relationships of the Companies with such suppliers are good commercial working relationships, and no supplier of material importance to the Companies has (a) cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Companies, or (b) during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Business.

5.20 Totality of Assets. The assets of the Companies, when utilized with a labor force substantially similar to that currently employed by the Companies and a similar financial structure with respect to working capital, Indebtedness and equity, are adequate and sufficient to conduct the Business as currently conducted by the Companies.

5.21 No Undisclosed Liabilities. Except to the extent: (a) reflected or reserved against in the November 30, 2012 balance sheets of the Companies, (b) incurred in the ordinary course of business after the Most Recent Balance Sheet Date and either discharged prior to Closing (including pursuant to a payment of Indebtedness as contemplated by Section 3.1(c) hereof) or reflected or reserved against on the Final Closing Statement or (c) described in Sellers' Disclosure Letter, none of the Companies has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than lease payment obligations and performance obligations with respect to the Companies' contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with the Company Accounting Principles.

5.22 Taxes.

(a) Except as disclosed in Section 5.22 of Sellers' Disclosure Letter, each of the Companies and their respective Subsidiaries has duly and timely filed with the appropriate Tax Authority all Tax Returns and reports required to have been filed by it, and all such Tax Returns were correct and complete. Except as disclosed in Section 5.22 of the Sellers' Disclosure Letter, there has been no request for an extension of time within which to file any Tax Return of any of the Companies or their respective Subsidiaries which has not since been filed. Except as set forth in Section 5.22 of Sellers' Disclosure Letter, no waiver of any statute of limitations relating to Taxes has been executed or given by any of the Companies or their respective Subsidiaries. All Taxes, assessments, fees and other governmental charges due and owing by any of the Companies or their respective Subsidiaries have been timely paid. Except as set forth in Section 5.22 of Sellers' Disclosure Letter, no Tax Return of any of the Companies or their respective Subsidiaries is currently under audit by the IRS or any other Tax Authority, and there are no other pending or active legal or administrative proceedings involving Tax matters of any of the Companies or their respective Subsidiaries. Neither the IRS nor any other Tax Authority is now asserting or, to any member of the Selling Group's knowledge, threatening to assert against any of the Companies or their respective Subsidiaries any deficiency or claim for additional Taxes. There are no liens for Taxes on any of the assets of any of the Companies or their respective Subsidiaries, other than any liens for Taxes not yet due and payable.

(b) The Sellers have delivered to the Buyer all Tax Returns filed by the Companies and their respective Subsidiaries for the taxable periods set forth in Section 5.22(b) of the Sellers' Disclosure Letter. No Tax Authority in a jurisdiction where any of the Companies or their respective Subsidiaries does not file Tax Returns has claimed that any of the Companies or their respective Subsidiaries is or may be required to file Tax Returns with that Tax Authority or is or may be subject to Tax in that jurisdiction.

(c) Except as set forth in Section 5.22 of Sellers' Disclosure Letter, none of the Companies or their respective Subsidiaries (i) has been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code); (ii) has filed or been required to file or been included in a combined, consolidated, or unitary federal, state, local or foreign income Tax Return; or (iii) is any of them a successor to any other entity for Tax purposes by way of merger, liquidation or other transaction. There is no agreement or arrangement with any Person pursuant to which any of the Companies or their respective Subsidiaries would have an obligation with respect to Taxes of another Person.

(d) Each of the Companies and their respective Subsidiaries has timely withheld and paid all Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. None of the Companies has any liability for Taxes, benefits or compensation as a result of the misclassification of (i) employees as independent contractors or (ii) independent contractors as employees.

(e) Neither the Buyer nor any of its Affiliates will be required pursuant to section 1445(a) of the Code to deduct or withhold any consideration or amount paid in connection with this Agreement.

(f) None of the Companies or their respective Subsidiaries has participated (i) in any "tax shelter" within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States) or (ii) in any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or any comparable laws of jurisdictions other than the United States.

(g) There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to any of the Companies or their respective Subsidiaries that are, or if issued would be, binding on that entity.

(h) None of the Companies or their respective Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) None of the Companies or their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending on the Closing Date as a result of any (a) installment sale or other transaction on or prior to the Closing Date, (b) closing agreement pursuant to Section 7121 of the Code or any corresponding provision of state, local or foreign Tax law, (c) accounting method change or agreement with any Tax Authority, (d) prepaid amount received on or prior to the Closing Date or (e) income from discharge of indebtedness deferred pursuant to Section 108(i) of the Code or any corresponding provision of state, local or foreign Tax law.

(j) ConRev is and has been at all times since its inception a validly electing "S corporation" within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provisions of state, local or foreign Tax law) and will be an S corporation up to and including the day before the Closing Date. Each Subsidiary of ConRev is and has been at all times since its inception a validly electing "qualified subchapter S subsidiary" within the meaning of Section 1361 of the Code (and any corresponding provisions of state, local or foreign Tax law) and will be a qualified subchapter S subsidiary up to and including the day before the Closing Date.

(k) None of the ConRev or any of its Subsidiaries has any potential liability for Tax under Section 1374 of the Code. None of ConRev or any of its Subsidiaries has, in the past ten (10) years, (A) acquired assets from any entity treated as a corporation for Tax purposes in a transaction in which ConRev's Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code.

5.23 Broker. Except for Meridian Capital, LLC, which has acknowledged in writing that the Selling Group shall be exclusively responsible for its compensation, none of the Companies or the Sellers has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

5.24 Potential Conflicts of Interest. No officer, director, manager, member, stockholder (or Affiliate (as defined in Section 13) thereof) or, to the Knowledge of the Selling Group, employee of the Companies (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any of the Companies; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which any of the Companies is using or the use of which is necessary for the Business; (c) has any cause of action or other claim whatsoever against, or owes any amount to, any of the Companies, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under the Plans and similar matters and agreements; or (d) is a party to any agreement, contract or commitment with any of the Companies or has received any loan, advance or investment from any of the Companies that has not been repaid in full prior to the date hereof.

5.25 Indebtedness. Except as set forth in Section 5.25 of Sellers' Disclosure Letter, none of the Companies has any Indebtedness outstanding as of the date hereof. None of the Companies is in default with respect to any outstanding Indebtedness or any instrument relating thereto. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Companies have been furnished to the Buyer. As of the Closing Date, except as set forth in Section 5.25 of Sellers' Disclosure Letter, the Companies will have no Indebtedness outstanding.

5.26 Subsidiaries; Capitalization of Companies. The authorized capital stock of Peekay consists solely of 50,000 shares of Common Stock, of which 13,500 shares are issued and outstanding. The authorized capital stock of ConRev consists solely of 50,000 shares of Common Stock, of which 29,100 shares are issued and outstanding. Upon the completion of the Closing, Buyer will own 100% of the capital stock of Peekay and ConRev. All of the Common Stock of each Company has been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. The Common Stock represents the only issued and outstanding shares of capital stock of each Company. No shares of capital stock are held by either Company as treasury stock. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating either Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. Section 5.26 of Sellers' Disclosure Letter sets forth a true and complete statement of the capitalization of the Company. Except as set forth in Section 5.26 of Sellers' Disclosure Letter, (i) there are no contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of either Company and (ii) there is no obligation, contingent or otherwise, of either Company to repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of either Company or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person. There are no bond, debentures, notes or other indebtedness of either Company having the right to vote or consent (or convertible into or exchangeable for securities of either Company having the right to vote or consent) on any matters on which the stockholders of either Company may vote. As of the date hereof, all of the issued and outstanding common stock of Condom Revolution, Inc., a California corporation ("Consub") and Charter Smith Sanhueza Retail, Inc., a California corporation ("CSSsub") is owned of record by ConRev and constitutes all of the issued and outstanding equity interests of Consub and CSSsub. Except for Consub and CSSsub, neither Company has any direct or indirect Subsidiaries and neither Company, nor any Subsidiary of either Company, owns any capital stock or other equity interests in any Person.

5.27 Product Warranty; Product Liability. None of the Companies manufactures any products. To the Selling Group's Knowledge, (a) each product sold, leased, or delivered by any of the Companies has been in conformity with all applicable contractual commitments and all express and implied warranties, and (b) none of the Companies has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) for replacement or repair thereof or other damages in connection therewith, in excess of the reserve for product warranty claims that will be set forth on the Final Closing Statement. No product sold or delivered by any of the Companies is subject to any guaranty, warranty, or other indemnity by any of the Companies beyond the applicable standard terms and conditions of sale. None of the Companies has any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by any of the Companies, except liabilities for which appropriate reserves have been established in accordance with the Company Accounting Policies.

5.28 Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney. Section 5.28 of Sellers' Disclosure Letter lists all officers and directors (or equivalent governing positions) of the Companies. Except as set forth in Section 5.28 of Sellers' Disclosure Letter, the Companies do not have an account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Companies, to withdraw any money or other property from any bank, brokerage or other account of the Companies or to act under any power of attorney granted by the Companies at any time for any such purpose. Section 5.28 of Sellers' Disclosure Letter also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Companies.

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

Except as disclosed in Buyer's Disclosure Letter (as defined in Section 7.5 hereof) (which shall be deemed effective as of the date of this Agreement, although delivered subsequently), Buyer represents and warrants to each member of the Selling Group as follows:

6.1 Organization of Buyer; Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own and hold the properties and assets owned or held by it, to carry on its business as such business is now conducted and to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents.

6.2 Approval; Binding Effect. Buyer has obtained all necessary manager, member and other ownership interest authorizations and approvals required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

6.3 Non-Contravention. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the certificate of formation, operating agreement or other organizational document of Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of Buyer pursuant to (i) any agreement or instrument to which Buyer is a party or by which Buyer or any of its properties is bound or to which Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority to which Buyer is subject.

6.4 Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority (foreign, federal, state or local) is required for the execution and delivery by Buyer of the Transaction Documents to which it is a party or for the consummation by Buyer of the transactions contemplated hereby or thereby.

6.5 Litigation, Etc. No action, suit, proceeding or investigation is pending or, to the Knowledge of the Buyer, threatened, relating to or affecting the Buyer or its properties, or which questions the validity of any of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the Knowledge of the Buyer, is there any basis for any such action, suit, proceeding or investigation.

6.6 Conformity to Law. The Buyer has complied with, and is in compliance with (a) all foreign, federal, state and local laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to it or any of its assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all unwaived terms and provisions of all permits, contracts, agreements and indentures to which Buyer is a party, or by which it or any of its assets is bound. The Buyer has neither committed, been charged with, nor, to the Knowledge of the Buyer, been under investigation with respect to, nor does there exist, any material violation of any provision of any foreign, federal, state or local law or administrative regulation in respect of the Buyer or any of its assets. Without limiting any of the foregoing, the Buyer has complied with, and is in compliance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, all regulations promulgated and in force from time to time under such Acts, applicable state securities laws and the regulations promulgated and in force from time to time under such laws (collectively the "Securities Laws"). The Buyer has timely filed all reports and other documents (the "Filings") required to be filed under the Securities Laws. The Filings are true, correct and complete, do not omit any statements or material facts required to be included therein and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

6.7 Broker. Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

7. OTHER AGREEMENTS.

7.1 Conduct of Business by the Companies Pending Closing. Each member of the Selling Group covenants and agrees that, from and after the date of this Agreement and until the Closing, except as set forth in Section 7.1 of Sellers' Disclosure Letter or otherwise specifically consented to or approved by the Buyer in writing:

(a) Full Access. Upon reasonable prior written notice, the Selling Group shall afford to the Buyer and its authorized representatives reasonable access during normal business hours to all properties, books, records, contracts and documents of the

Companies and a full opportunity to make such reasonable investigations as they shall desire to make of the Companies or with respect to their assets, and the members of the Selling Group shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Companies and with respect to their assets as the Buyer may reasonably request.

(b) Carry on in Regular Course. The Companies shall maintain their assets in good operating condition and repair, and make all necessary and/or scheduled renewals, additions and replacements thereto, and shall carry on their businesses diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

(c) No General Increases. None of the Companies shall grant any general or uniform increase in the rates of pay of employees of such Company, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees, prior to Closing (regardless of when such increase is to become effective); and, prior to Closing, none of the Companies shall increase the compensation payable or to become payable to officers, key salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents.

(d) Employees and Benefit Plans. None of the Companies shall (i) enter into, modify or terminate any severance, stay-pay, termination plan or program or other such agreement or accelerate the time of payment, vesting or funding of any compensation or benefits provided to any employee, except as may be required by this Agreement, a collective bargaining agreement, a Plan or applicable law, (ii) enter into or adopt any new benefit plan, program or other similar Plan or amend, modify or terminate any Plan except as may be required by applicable law, or (iii) institute any general layoff of employees or implement any early retirement plan or announce the planning of any such action.

(e) No Distributions, Issuances, Repurchases, etc. Except in the ordinary course of business, and except as expressly set forth in Section 1 hereof with respect to Excess Cash, none of the Companies shall declare or pay any dividends (whether in cash, stock or otherwise) on, or make any other distribution in respect of, any of its equity securities, or issue, purchase, redeem or acquire for value any of its equity securities.

(f) Contracts and Commitments. None of the Companies shall enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with the business practices of such Company or for which disclosure would be required in Section 5.14 of Sellers' Disclosure Letter.

(g) Purchase and Sale of Capital Assets. Other than pursuant to this Agreement, none of the Companies shall purchase or sell or otherwise dispose of capital assets of market value in excess of Ten Thousand and No/100 Dollars ($10,000.00),

without the prior written consent of the Buyer, and in no event shall the Companies purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

(h) Insurance. The Companies shall maintain with the current or other financially sound and reputable insurance companies, funds or underwriters the insurance described in Section 5.13 of Sellers' Disclosure Letter, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with existing business practice.

(i) Preservation of Organization. The Companies shall use their best efforts, subject to complying with the other limitations of this Section 7.1, to preserve their business organizations intact, to keep available to the Buyer the present key officers and employees of the Companies and to preserve for the Buyer the present relationships of the Companies' suppliers and customers and others having business relations with the Companies.

(j) No Default. None of the Companies shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of any of the Companies, including without limitation any of the Real Property Leases or any other contract listed in Sellers' Disclosure Letter.

(k) Compliance with Laws. The Companies shall comply in all material respects with all laws, regulations and orders applicable with respect to the Companies or their assets or as may be required for the valid and effective transfer of the Common Stock.

(l) Advice of Change. The Seller will promptly advise the Buyer in writing of any material adverse change in the condition of any of the assets of the Companies or the Business.

(m) No Shopping. The Companies and the Sellers shall not and shall not permit their Affiliates to negotiate for, solicit or enter into any agreement with respect to the sale of the Business or any substantial portion of the assets or equity interests of the Companies or any substantial portion of the assets or the Business, or any merger, recapitalization or other business combination of any of the Companies, to or with any entity other than the Buyer.

(n) Tax Matters. The Companies and their respective Subsidiaries shall not, and the Sellers shall not cause any of the Companies or their respective Subsidiaries to, make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or payment of any Tax. Neither ConRev, its Subsidiaries nor any of the Sellers shall take any action that could result in the termination of the status of ConRev as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code,

or the termination in the status of any Subsidiary of ConRev as a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code. None of the Companies or their respective Subsidiaries shall take any action other than in the ordinary course of business that results in a material item of taxable income being taken into account by any of them on the Closing Date.

7.2 Consents of Third Parties. The Companies will employ their best efforts to secure with the cooperation of the Buyer, before the Closing Date, (a) the consent, approval, authorization, exemption or waiver (including all governmental approvals), in form and substance reasonably satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Real Property Leases, Permits and any other contracts listed in Section 5.14 of Sellers' Disclosure Letter under which such transactions would constitute a default, would accelerate obligations of the Companies or would permit cancellation of any such contract or Permit and (b) any other governmental authorizations or approvals required to enable the Buyer to operate the Business as currently conducted after Closing.

7.3 Buyer Financing. Prior to the Closing, Buyer shall use commercially reasonable efforts to obtain the Financing (as defined in Section 8.8). In order to assist with obtaining the Financing, the Sellers shall, and shall cause the Companies (and their subsidiaries) to, provide such assistance and cooperation as the Buyer and its Affiliates may reasonably request, including (i) reviewing and commenting upon any marketing material, (ii) making senior management of the Companies (and their Subsidiaries) reasonably available for customary syndication, presentations, lender or proposed financing source meetings, (iii) cooperating with prospective lenders and their respective advisors in performing their due diligence, and (iv) subject to Sellers' determination, in their sole and absolute discretion, that the terms of the Financing are acceptable, helping procure other definitive financing documents or other reasonably requested certificates or documents, including pledge and security documents, customary certificates (including a certificate of the chief financial officer of each Company with respect to solvency matters) and real estate title documentation.

7.4 Disclosure Letters. (a) Simultaneously with the execution and delivery of this Agreement, Sellers are delivering a letter addressed to the Buyer containing exceptions to the representations and warranties made by them or other information called for by this Agreement which identifies by section number the section and subsection to which such disclosure or other information relates (a "Disclosure Letter"). Disclosure of any information or document in a Disclosure Letter is not a statement or admission that it is material or required to be disclosed therein. Capitalized terms used but not defined in the Disclosure Letters shall have the same meanings given them in this Agreement. Such section of the Disclosure Letters shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Letters where it is reasonably apparent that such disclosure is applicable to such other section. The information contained in this Agreement and in the Disclosure Letters is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Disclosure Letters shall be deemed to be an admission by any party to this Agreement to any third

party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

(b) From and after the date hereof until the Closing Date, Buyer, on the one hand, and Sellers collectively, on the other hand, shall promptly notify the other in writing of:

(i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;

(iii) any breach of any covenant or obligation of such party; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 8 or 9 hereof impossible or unlikely.

(c) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.5(b) requires any exception to such in a party's representations, warranties or covenants as set forth herein (or in such party's Disclosure Letter), or if any such event, condition, fact or circumstance would require such a change had this Agreement been entered into as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then such party shall promptly deliver written notice to the other party of such change.

(d) Notice given pursuant to Section 7.5(b or c) shall have the effect on the representations, warranties, covenants or agreements contained in this Agreement or the conditions to the obligations of a party under this Agreement specified in Section 12.3 hereof, and, if a party has the right to terminate this Agreement pursuant to Section 12.3 and declines to terminate this Agreement pursuant to rights it has under Section 12.3, such notice shall be effective to cure or correct any breach of the relevant representation, warranty or covenant.

7.5 Satisfaction of Conditions Precedent. The members of the Selling Group will use their best efforts to cause the satisfaction of the conditions precedent contained herein.

8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

8.1 Representations and Warranties True at Closing. The representations and warranties made by each member of the Selling Group in or pursuant to this Agreement shall be true and correct at and as of the Closing Date in all material respects (except that those representations and warranties qualified as to materiality shall be true and correct) with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

8.2 Compliance with Agreement. Each member of the Selling Group shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3 No Change. The business, assets or properties of the Companies shall not have been, and shall not be threatened to be, materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, labor trouble or dispute, change in business organization, any action by the United States or any other governmental authority, change in technology, obsolescence of product, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. Since the Most Recent Balance Sheet Date, there shall not have occurred any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of the Companies or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Companies.

8.4 Selling Group's Certificate. The Selling Group shall have executed and delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by an officer of the Companies and by each of the Selling Members, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of Sections 8.1, 8.2 and 8.3 have been satisfied.

8.5 Initial Closing Statement. The Sellers shall have delivered at the Closing the Initial Closing Statement and the certificate referred to in Section 3.2(a).

8.6 Approvals. All corporate and other approvals in connection with the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall be reasonably satisfactory in form and substance to the Buyer and Buyer's counsel.

8.7 No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or (b) in

connection with any claim for damages in excess of $750,000 against any of the Companies (except for matters disclosed in Section 5.7 of the Sellers' Disclosure Letter).

8.8 Financing. The Buyer shall have obtained debt and/or equity financing on terms satisfactory to it, in its sole and absolute discretion, providing the Buyer with sufficient funds to pay the Purchase Price, and all fees and expenses payable by the Buyer arising in connection with the transactions contemplated by this Agreement and providing the Buyer with sufficient availability to finance its working capital needs following the Closing (the "Financing"), and all conditions precedent to funding under such financing arrangements (other than the purchase and sale provided for in Section 4) shall have been satisfied or waived.

8.9 Discharge of Encumbrances. Each Encumbrance on the assets of the Companies described in Section 5.9 of the Sellers' Disclosure Letter shall have been discharged or an agreement for discharge satisfactory to Buyer obtained, and each Uniform Commercial Code financing statement filed against any of such assets (other than any such financing statement in favor of any lender to the Buyer) shall either have been terminated or termination statements or agreements to provide same with respect thereto in form and substance satisfactory to the Buyer and the Buyer's counsel shall have been delivered to the Buyer.

8.10 Consents of Third Parties. The Companies will have obtained the consent, approval, authorization, exemption or waiver (including all governmental approvals), in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Real Property Leases, Permits and other material contracts described in Section 5.14 of the Sellers' Disclosure Letter under which such transactions would constitute a default, would accelerate obligations of the Companies or the Buyer or would permit cancellation of any such contract or Permit and shall have obtained any other governmental authorizations or approvals required to enable the Buyer to operate the Business as currently conducted after Closing.

8.11 Certificate of Indebtedness. The Sellers shall have prepared and delivered to the Buyer a certificate (the "Certificate of Indebtedness") certifying as to the amount of Indebtedness of the Companies outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon. The Companies shall have caused their creditors to deliver pay-off letters and lien discharges, each in form satisfactory to the Buyer, with respect to such Indebtedness.

8.12 Escrow Agreement. The parties shall have selected the Escrow Agent, negotiated and agreed upon the Escrow Agreement, in each case satisfactory to each party in its sole and absolute discretion, Sellers shall have executed and delivered to the Buyer the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

8.13 Resignations. Each of the directors and officers of the Companies shall have resigned from their positions, effective as of the Closing Date.

8.14 Instruments of Sale and Transfer. Sellers shall have executed and delivered to the Buyer such instruments of sale and transfer as shall be effective at Closing to vest in the Buyer all of Sellers' right, title and interest in and to the Common Stock.

8.15 Non-Competition. Phyllis Heppenstall shall have executed and delivered to the Buyer a non-competition undertaking similar to the agreement applicable to the Selling Group in Section 10.2 hereof; provided, that such undertaking shall have a two-year term from the Closing Date and shall not prohibit her from undertaking consulting work, speaking engagements or other similar prominent roles in the Designated Industry (as defined in Section 10.2 hereof).

8.16 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

8.17 Redemption Agreement. ConRev shall have executed and delivered to the Buyer the Redemption Agreement and delivered evidence satisfactory to Buyer that the Redemption has been completed no later than the day prior to the Closing.

8.18 Termination of Agreements. Sellers shall have terminated the following agreements (the "Terminated Agreements") and delivered evidence satisfactory to Buyer that the Terminated Agreements have been terminated prior to the Closing: (i) Management Agreement among Peekay and PK Properties LLC, dated July 1, 2011; (ii) Shareholder / Buy-Sell Agreement among KB, RB and BB, dated March 1, 2008; and (iii) Buy-Sell Agreement among Phyllis Abramson, KB, RB and BB, dated January 1, 2005, as amended by the First Amendment to such Buy-Sell Agreement, dated July 2, 2012.

9. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.

The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

9.1 Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date in all material respects (except that those representations and warranties qualified as to materiality shall be true and correct) with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

9.2 Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

9.3 Closing Certificate. The Buyer shall have executed and delivered to the Sellers in writing, at and as of the Closing, a certificate duly executed by an officer of the

Buyer, in form and substance satisfactory to the Sellers and the Sellers' counsel, to the effect that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

9.4 No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

9.5 Escrow Agreement. The parties shall have selected the Escrow Agent, negotiated and agreed upon the Escrow Agreement, in each case satisfactory to each party in its sole and absolute discretion, Buyer shall have executed and delivered to the Sellers the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

9.6 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Sellers in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to the Seller Representative and its counsel, and the Seller Representative shall have received the originals or certified or other copies of all such records and documents as the Seller Representative may reasonably request.

10. CERTAIN COVENANTS.

10.1 Confidential Information. Any and all information disclosed by or on behalf of the Buyer or any of the Companies or the Selling Group (in such capacity, the "Disclosing Party") to any of the Selling Group or the Buyer (in such capacity, the "Receiving Party") as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Receiving Party shall remain confidential to such Receiving Party and its respective employees and agents, except to the extent that the Buyer in its reasonable judgment must disclose any information obtained as a Receiving Party to banks and other institutional or other lenders in the process of procuring the loan or loans of funds for the purchase contemplated herein and except that the Buyer shall not be restricted under this sentence upon consummation of the Closing with respect to information relating to the Business. If the transactions contemplated by this Agreement are not consummated, each Receiving Party agrees not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public (without violation of this Agreement), and if the transactions contemplated by this Agreement are consummated, the Selling Group agrees not to divulge or disclose or use for their benefit or purposes any information with respect to the Buyer or the Business unless such information has already become public (or otherwise in connection with their employment with the Buyer as authorized by the Buyer). The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Disclosing Party. For the avoidance of doubt, from and after the Closing, the Companies and Buyer shall be deemed the "Disclosing Party", and Sellers shall be deemed the

"Receiving Party" with respect to information related to the Companies and their Subsidiaries, and the Companies and Buyer shall thereafter be entitled to the benefit of this Section 10.1, but shall not be subject to the burdens of this Section 10.1, with respect to such information.

10.2 Non-Competition. Each member of the Selling Group acknowledges that the covenants and agreements in this Section 10.2 are a condition precedent to the Buyer's obligations to purchase the Common Stock from the Seller under this Agreement, and that the Buyer would not purchase the Common Stock but for the agreements of the members of the Selling Group with the Buyer in this Section 10.2. Each of the members of the Selling Group and the Buyer acknowledges that from and after the Closing the Buyer will sell products to customers located throughout the United States and that engagement by any member of the Selling Group in the Designated Industry (as hereinafter defined) anywhere in the United States could cause the Buyer irreparable damage. For a period from the Closing Date until the third anniversary of the Closing Date, no member of the Selling Group shall, without the prior written consent of the Buyer, (i) engage anywhere in the United States, directly or indirectly, alone or as a shareholder (other than as a holder of less than 1% of the capital stock of any publicly traded corporation), partner, manager, member, officer, director, employee or consultant, in any business organization or otherwise that is engaged or becomes engaged in the Business (the "Designated Industry"), (ii) divert to any competitor of the Buyer or its Affiliates any customer of the Buyer or its Affiliates, or (iii) hire, solicit or encourage any officer, manager, employee or consultant of the Buyer or any of its Affiliates to leave their employ for employment by or with any member of the Selling Group or any competitor of the Buyer or any of its Affiliates. If at any time the provisions of this Section 10.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and each of the members of the Selling Group agrees that this Section 10.2 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Buyer hereby consents to BB owning and operating erotic bakeries and to such bakeries including in their products available for sale some items that are also available for sale at the retail locations of the Business.

10.3 Nonassignable Contracts.

(a) To the extent that any material Real Property Lease, Permit or other contracts described in Section 5.14 of the Sellers' Disclosure Letter (a "Retained Contract") is not capable of being retained in full force and effect by the Companies following consummation of the transactions contemplated by this Agreement without the consent, approval or waiver of a third person, and such consent, approval or waiver is not obtained prior to Closing (and the Closing still occurs) or Sellers are unable, after using commercially reasonable efforts, to obtain consent after Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

(b) The Sellers shall use their commercially reasonable efforts and the Buyer shall cooperate with the Sellers to obtain, at Sellers' expense, such consents, approvals and waivers necessary to retain in full force and effect the Retained Contracts.

(c) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained by the Companies and the Closing occurs, then, the Sellers shall use their commercially reasonable efforts to (i) cooperate with the Buyer in any reasonable and lawful arrangement designed to provide such benefits and burdens to the Buyer without incurring any obligation to any other Person other than to provide such benefits to the Buyer, including without limitation, the appointment of the Buyer as the agent of the Sellers for purposes of such Retained Contract, and (ii) enforce, at the request of the Buyer for the account of the Buyer, any rights of the Sellers arising from such Retained Contract (including without limitation the right to terminate such Retained Contract in accordance with the terms thereof upon the request of the Buyer).

11. INDEMNIFICATION.

11.1 Indemnity by the Selling Group. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.5, each member of the Selling Group jointly and severally agrees to indemnify and hold each of the Buyer and the Companies and each of their directors, officers, employees and Affiliates and their successors and permitted assigns harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (including in bankruptcy and on appeal) (collectively, the "Losses"), related to or arising directly or indirectly out of any of the following:

(a) any failure or any breach by any member of the Selling Group of any representation or warranty, covenant, obligation or undertaking made by any member of the Selling Group in or pursuant to this Agreement (including the Sellers' Disclosure Letter and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto;

(b) any claim, liability, obligation or damage with respect to the following liabilities of any of the Companies and their respective Subsidiaries:

(i) any actual or alleged liability for the cleanup or removal of, or for death or injury to person or property and any other damages or expenses incurred (to the extent not covered by insurance or accrued or reserved against in the Final Closing Statement), as a result of the release, emission or discharge of, any Hazardous Substance, hazardous waste, toxic pollutants or other chemical by-products relating to or affecting the assets of the Companies, the Real Property or the Business, to the extent such liability arises out of any matter that occurred or existed before the Closing Date;

(ii) any actual or alleged liability for death or injury to person or property, to the extent not covered by insurance or accrued or reserved against in the Final Closing Statement, as a result of any actual or alleged defect in any

product sold or manufactured by any of the Companies prior to the Closing, but only to the extent such sale or manufacture occurred prior to the Closing;

(iii) any contractual product warranty claims arising out of defects in any product sold or manufactured by any of the Companies prior to the Closing Date, but only to the extent such sale or manufacture occurred prior to the Closing Date and is not covered by insurance or accrued or reserved against in the Final Closing Statement;

(iv) to the extent not covered by insurance or accrued or reserved against on the Final Closing Statement, any claim, obligation or liability arising in connection with the employment or termination of employment of any persons in the Business before the Closing, including any workmen's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities for accrued vacation, bonus or severance payments arising prior to Closing or as a result of the consummation of the transactions contemplated by this Agreement; or

(v) any liability for Taxes of (A) any of the Companies or their respective Subsidiaries for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, or (B) any member of an affiliated, consolidated, combined or unitary group of which any of the Companies or their respective Subsidiaries was a member on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax law);

(c) any claim or liability arising under the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement (in view of such indemnification obligation the Buyer hereby waives the Seller's compliance with any such bulk sales laws as a condition to the Closing hereunder); and

(d) any liability with respect to any of the items disclosed in Sections 5.10(b and c), 5.22 or 5.25 of Sellers' Disclosure Letter, in each case to the extent not covered by insurance or accrued or reserved against on the Final Closing Statement and taken into account in the calculation of the Purchase Price as provided in Section 3.

11.2 Indemnity by the Buyer. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.5 below, the Buyer agrees to indemnify and hold the members of the Selling Group and their Affiliates harmless from and with respect to (i) any and all Losses, related to or arising directly or indirectly out of any failure or breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement (including the Buyer's Disclosure Letter and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto and (ii) any and all Losses in respect of the Buyer and the Companies to the extent such Losses result from the operation of the business of the Companies after the Closing.

11.3 Claims.

(a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party or parties hereto from whom such Indemnified Party is entitled to indemnification hereunder (the "Indemnifying Party", which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

(b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

(i) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable; and

(ii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. An Indemnifying Party may assume defense of a claim with a reservation of rights to contest whether it in fact owes a duty to indemnify, and the Indemnified Party shall then post a bond sufficient to satisfy the Indemnifying Party's costs of defense should it ultimately be determined the Indemnifying Party is not liable for the Third Party Claim (and the Indemnifying Party's costs of defense shall be reimbursed by the party that claimed to be an Indemnified Party). If the Indemnifying Party is liable for the Third Party Claim, the cost of the bond shall be added to the amount of the Indemnified Party's Claim.

11.4 Method and Manner of Paying Claims. In the event of any Claims under this Section 11, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such Claim. With respect to liquidated Claims, if within thirty (30) days the other party has not contested such Claim in writing, the other party will pay the full amount thereof within ten

(10) days after the expiration of such period. Any liquidated amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party, including without limitation, any amounts which may be or become owing under the Seller Notes. The unpaid balance of a liquidated Claim shall bear interest at a rate per annum equal to the rate announced in The Wall Street Journal, "Money Rates" column as the "Prime Rate" plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

11.5 Limitations on Indemnification.

(a) The members of the Selling Group on the one hand and the Buyer on the other hand shall not be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 11 exceeds Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), whereupon the Indemnified Party shall be entitled to be paid the aggregate amount of all such Losses regardless of such threshold amount, but subject to the limitations on maximum amount of recovery set forth in Section 11.5(b); provided, that Losses related to or arising directly or indirectly out of any inaccuracies in any representation or warranty made by the Selling Group in Sections 5.1, 5.2, 5.10(b and c), 5.16(b, f and g), 5.22, 5.23 or 5.26 or payable with respect to claims for indemnification made with respect to Sections 11.1(b) or 11.1(c) hereof or in connection with a breach by the Indemnifying Party of any other covenant or agreement in this Agreement not based upon the representations and warranties in Sections 5 or 6 hereof (collectively, "Unlimited Claims") shall be indemnified in their entirety by the Indemnifying Party and shall not be subject to the limitations set forth in this Section 11.5(a).

(b) The aggregate Losses payable by an Indemnifying Party pursuant to this Section 11 with respect to all claims for indemnification (other than Unlimited Claims) shall not exceed Six Million and No/100 Dollars ($6,000,000.00).

(c) No Indemnifying Party shall be liable for any Losses pursuant to this Section 11 unless a written claim for indemnification in accordance with Section 11.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto by June 30, 2014, except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Unlimited Claims, as to which in each case the applicable statute of limitations shall apply and if no statute of limitations applies, such time limitation shall be indefinite.

(d) The amount of any Losses subject to indemnification under this Section 11 shall be calculated net of any insurance proceeds or similar third party payments received by the Indemnified Party on account of such Losses, less all reasonable and direct out-of-pocket expenses (including attorneys' fees) and increases in premiums incurred by the Indemnified Party arising from any efforts to recover amounts under such insurance coverage or from such third parties.

(e) No Indemnified Party shall be entitled to any indemnification under this Section 11 with respect to any amount to the extent such amount was taken into account on the Final Closing Statement and in the calculation of the Purchase Price as provided in Section 3.

(f) In no event shall any Seller be obligated to indemnify any Indemnified Party in excess of such Seller's Percentage Interest of the Cash Purchase Price.

11.6 Adjustments for Indemnity Payments. The Buyer and the Sellers agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price, except to the extent otherwise required by applicable law.

11.7 Effectiveness of Disclosure Letters. Neither the Buyer, on the one hand, nor the Sellers, on the other hand, shall have any liability for breach under this Agreement, if the provision of this Agreement relied upon to allege a breach indicates that a disclosure or exception may be included in such party's Disclosure Letter, until such time as such party's Disclosure Letter has been delivered and accepted.

11.8 Set-off Against Seller Notes. Notwithstanding anything herein to the contrary, any amount owed to the Buyer pursuant to Section 11.1 hereof shall first be satisfied by set-off by the Buyer against any amounts which may be or become owing under the Seller Notes, either by withholding amounts actually due and payable or by reducing the aggregate balance under the Seller Notes. Such set-off shall be applied pro rata against the Seller Notes, according to the balance of each Seller Note then outstanding.

11.9 Seller Representative. Except as expressly provided in Section 14.17, any claim, action, suit or other proceeding for indemnification pursuant to this Section 11, including with respect to the procedures for asserting and paying claims set forth in Sections 11.3 and 11.4, may only be asserted, brought, prosecuted or maintained by the Seller Representative on behalf of the Sellers as set forth in Section 14.17, and the Sellers hereby irrevocably waive any right to enforce such rights in their own name.

12. TERMINATION AND REMEDIES. Anything in this Agreement to the contrary notwithstanding:

12.1 This Agreement may be terminated by the mutual written consent of Sellers and Buyer.

12.2 This Agreement may be terminated by either the Buyer or the Sellers in writing, without liability to the terminating party or parties on account of such termination (provided the terminating party or parties is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before December 31, 2012, other than as a consequence of the intentional breach or the intentional default by the terminating party or parties.

12.3 Upon notice received by the Buyer, on the one hand, or the Sellers, on the other hand, pursuant to Section 7.5(a or b) hereof that the notifying party has breached this

Agreement in such a manner that it would be unable to satisfy its conditions to closing set forth in Sections 8.1 or 8.2 or Sections 9.1 or 9.2 hereof, as the case may be, the recipient of such notice shall have five (5) days within which it may terminate this Agreement. If the recipient of such notice declines to terminate this Agreement within such five (5) days, the notifying party's Disclosure Letter shall be deemed updated, effective as of the date of this Agreement.

12.4 Upon a breach of any representation or warranty of a party, or in the event a party fails to comply in any respect with any of their (or its or his or her) covenants or agreements, or if any representation or warranty of such party shall be or become untrue, in each case, where such breach, failure to so comply or untruth (either individually or in the aggregate with all other such breaches, failures to comply or untruths) would cause one or more of the conditions set forth in Sections 8.1 or 8.2 or Sections 9.1 or 9.2 hereof, as the case may be, to be incapable of being satisfied as of a date within 15 days after the occurrence thereof, provided that a willful breach by a party shall be deemed to cause such conditions to be incapable of being satisfied by such date, then the non-breaching party shall have the right (provided that the non-breaching party is not also in material breach of any representation, warranty, covenant or agreement contained in this Agreement) to terminate this Agreement, upon written notice to the breaching party.

12.5 At any time prior to the Closing Date, if Buyer determines in its sole and absolute discretion that it is or will be unable to satisfy the condition set forth in Section 8.8 hereof, then either (a) Buyer shall have the right to terminate this Agreement, upon written notice given by Buyer to the Sellers, or (b) Sellers shall have the right to terminate this Agreement, upon written notice given by Sellers to the Buyer.

12.6 Subject to the provisions of Section 12.7 hereof, any termination of this Agreement shall have the effect of causing this Agreement to thereupon become void and of no further force or effect whatsoever, and thereupon no party hereto will have any rights, duties, liabilities or obligations of any kind or nature whatsoever against any other party hereto based upon either this Agreement or the transactions contemplated hereby, except in each case the obligations of each party for its own expenses incurred in connection with the transactions contemplated by this Agreement as provided in Section 14.2 hereof and the obligations of each party with respect to confidentiality set forth in Section 10.1 hereof, and except that any termination shall not preclude any party from suing any other party for breach of this Agreement. Any amounts due under this Section 12.5 that are not paid when due shall bear interest at the rate of twelve percent (12%) per annum from the date due through and including the date paid.

12.7 If Buyer terminates this Agreement pursuant to any of Sections 12.4 or 12.5 hereof, then Buyer shall have no liability to Sellers under this Agreement, except under Section 10.1 hereof, which shall continue in force and effect as provided by Section 12.6 hereof.

13. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

"Affiliate": As applied to any Person (as defined in this Section 13), any Person controlling, controlled by or under common control with such Person.

"Cash": With respect to the Companies, all cash, all cash equivalents, all restricted cash and marketable securities. For the avoidance of doubt, Cash shall be (a) reduced by checks and drafts written by the Companies but not yet cleared at the time of determination and (b) increased by checks and drafts held by and for the benefit of the Companies but not yet cleared at the time of determination.

"Code": The Internal Revenue Code of 1986, as amended.

"Current Assets": The total current assets of the Companies, including the line items set forth in Exhibit 3.2(a) and calculated according to the Agreed Methodology, including, without limitation: (A) Cash; (B) accounts receivables; (C) inventory net of reserve; (D) prepaid and other assets (excluding prepaid and other assets associated with federal taxes, state taxes and deferred compensation); and (E) deposits (including lease deposits).

"Current Liabilities": The total current liabilities of the Companies, including the line items set forth in Exhibit 3.2(a) and calculated according to the Agreed Methodology, including, without limitation: (A) accounts payable; (B) other payables; (C) accrued expenses (excluding accrued deferred compensation); (D) accrued payroll and benefits and payroll taxes payable; and (E) gift card liability.

"Equipment": Any and all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property, including without limitation, those items described in Section 5.11 of Sellers' Disclosure Letter (but excluding Inventory), with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business of the Business prior to the Closing consistent with Sellers' obligations under Section 7.1(g) hereof.

"ERISA": The Unites States Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate": With respect to any Person, means any other Person that, together with such first Person, would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

"GAAP": Generally accepted accounting principles in the United States of America, consistently applied.

"Indebtedness": As applied to any Person (as defined in this Section 13), includes (except as set forth in the proviso hereto) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including without limitation, (a) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement

in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or must be, in accordance with the Companies Accounting Principles, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker's acceptances or letters of credit, (f) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (g) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, that Indebtedness does not include any amounts included in Net Working Capital (as defined in Section 3.2(a) hereof).

"Inventories": All of the Companies' inventories, including raw materials, parts, work in process, packaging and finished goods.

"IRS": The United States Internal Revenue Service.

"Knowledge": The actual knowledge of a Person after reasonable inquiry into the circumstances surrounding a particular statement or event. The Knowledge of an entity shall be based upon the Knowledge of its officers and directors, or officers, managers and members, as the case may be.

"Multiemployer Plan": Shall have the meaning given in ERISA Sections 3(37)(A) and 4001(a)(3).

"Person": Any corporation, association, partnership, limited liability company, trust or other entity, any organization, business, individual, government or political subdivision thereof or any governmental agency.

"Plan": (a) All "employee benefit plans," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (b) all plans, contracts, agreements, programs, funds or arrangements of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing for workers' compensation, supplemental unemployment benefits, severance, salary continuation, retention, retirement, pension, superannuation or supplemental pension benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, bonuses, stock options, stock appreciation rights, phantom stock, stock purchases or other forms of incentive compensation, profit sharing or post-retirement insurance, compensation or benefits and any trust, escrow or similar agreement related thereto, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any ERISA Affiliate, that have been established, maintained or contributed to by the Company or with respect to which the Company may incur any liability.

"Pre-Closing Tax Period": Any taxable period ending on or before the Closing Date.

"Redemption Agreement": The redemption agreement, dated December 21, 2012, by and among ConRev, Phyllis Abramson, KB, BB, and RB.

"Seller Representative Reserve Amount": An amount as determined by the Seller Representative, notice of which shall be delivered to the Buyer not less than 2 days prior to the Closing Date, which shall be used by the Seller Representative, as necessary, to cover any expenses, disbursements, advances or liabilities (including attorneys' fees) as they are incurred by the Seller Representative in connection with its obligations under this Agreement and the Transaction Documents.

"Sellers' Transaction Expenses": All (a) third party fees and expenses payable by any of the Companies arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby (including all payments made pursuant to any advisory or management agreement with the Sellers or any of their Affiliates), and (b) change of control, closing or signing bonuses or retention or similar payments or benefits payable as a result of the consummation of the transactions contemplated by this Agreement, including the employer portion of any employment Taxes payable with respect thereto, in each case, only to the extent not included in the calculation of Indebtedness. Sellers' Transaction Expenses include the items set forth on Section 13 of the Sellers' Disclosure Letter Section.[1]

"Straddle Period": Any taxable period that includes but does not end on the Closing Date.

"Subsidiary": Any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

"Tax": Any federal, state, local, foreign and other income, profits, franchise, capital, capital stock, net worth, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, stamp, registration, real or personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, customs, duty or other governmental charge (including all interest and penalties thereon and additions thereto), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

"Tax Authority": With respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

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[1] Such schedule to list the amount owed to Phyllis Abramson pursuant to her employment agreement.

"Tax Return": Any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting estimates, elections, schedules, statements or information), and any amendment thereof, filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any law, regulation or administrative requirements relating to any Tax.

14. GENERAL.

14.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the parties hereto, shall be deemed to have been relied on by the parties hereto and shall survive the Closing, and the consummation of the transactions contemplated hereby. Each representation and warranty made by any member of the Selling Group or the Buyer in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 11.5 hereof, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Section 11.

14.2 Expenses. All transfer and sales taxes payable with respect to the sale and conveyance of the Common Stock to the Buyer shall be paid by the Sellers. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses. All brokerage commissions of Meridian Capital, LLC shall be paid exclusively by the Selling Group.

14.3 Notices. All notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by reputable nationally recognized overnight courier to the appropriate party at the address or facsimile number specified below:

If to the Seller Representative, on behalf of Sellers:

Phyllis Heppenstall
1302 W. Street NW
Auburn, WA 98001

with a copy to:

Karr Tuttle Campbell
1201 Third Avenue, Suite 2900
Seattle, Washington 98101

Attn: Walter M. Maas III
Facsimile: 206-682-7100

If to the Buyer:

Peekay SPA, LLC
c/o GEM Ventures Ltd.
590 Madison Avenue
27th Floor
New York, New York 10022
Attention: Ellery Roberts
Facsimile No.: (212) 937-2316

with a copy to:

Jones Day
222 East 41st Street
New York, New York 10017
Attention: Robert F. Kennedy
Facsimile No.: (212) 755-7306

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above. Any party may change their notice address by providing notice to all other parties in compliance with this Section 14.3.

14.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement amends and restates in its entirety the Existing Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by Buyer, each Company and the Seller Representative. This Agreement is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights or remedies; provided, however, that each Lender Related Party shall be beneficiary of, and shall be entitled to rely on and enforce (a) Section 11.5 and any other liability limitation and other limitations on remedies and damages in this Agreement, and (b) this Section 14.4, Section 14.5 and Section 14.7 (it being understood and agreed that the provisions referred to in this proviso, and any other provision of this Agreement to the extent an amendment or modification of such provision would modify the substance of any of the foregoing provisions, may not be amended or otherwise modified in a manner that impacts or is adverse in any respect to a Lender Related Party without the prior written consent of such Lender Related Party).

14.5 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York without applying its principles of choice of law. Each party to this Agreement (a) submits to the exclusive jurisdiction of any state or federal court located in King County in the State of

Washington having subject matter jurisdiction, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that any dispute or controversy concerning, arising out of or relating to this Agreement may be heard and determined in any such court, and (c) shall not bring any action or proceeding concerning, arising out of or relating to this Agreement in any other court. Notwithstanding the prior sentence, in any action or proceeding brought against a Lender Related Party (other than any of the Sellers), each party to this Agreement (a) submits to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) agrees that any such dispute or controversy may be heard and determined in any such court, and (c) shall not bring any such action or proceeding in any other court. Each party to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any party to this Agreement may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in this Agreement. Nothing in this Section 14.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Notwithstanding anything herein to the contrary, none of the lenders or agents in connection with the Financing, nor any of their respective affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns nor any other debt financing sources (collectively, the "Lender Related Parties") shall have any liability or obligation to any Seller, any Company or any of their Affiliates, or any of their respective successors or assigns, whether at law or equity, in contract, in tort or otherwise, in respect of this Agreement or any of the transactions contemplated herein. No party hereto will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO ANY LENDER RELATED PARTY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.5.

14.6 Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

14.7 Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that nothing contained in this Section 14.7 shall prevent the Buyer, without the consent of the members of the Selling Group from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution or other lender providing financing for the acquisition contemplated hereby, but no such transfer or assignment shall relieve Buyer of its obligations under this Agreement.

14.8 Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

14.9 Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

14.10 Tax Matters.

(a) The Buyer, the Sellers and their respective Affiliates agree to treat the purchase and sale of the Common Stock for the Purchase Price pursuant to this Agreement as the purchase and sale of corporate stock for all applicable U.S. federal, state and local and foreign Tax purposes. None of Buyer, the Sellers, or any of their respective Affiliates shall take any position inconsistent with the Tax treatment described in this Section 14.10(a) on any Tax Return or in any audit, examination or other Tax proceeding except to the extent otherwise required by applicable law.

(b) In the case of a Straddle Period, (i) the amount of any Taxes based upon or measured by income, gross receipts or payroll of the Companies and their respective Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books at 11:59 p.m. on the Closing Date (and for such purpose, the taxable year of (1) all Subsidiaries of the Companies and (2) any partnership or other pass-through entity in which any Company or any of its Subsidiaries holds a beneficial interest, shall also be deemed to end at such time); and (ii) the amount of any other Taxes of any of the Companies and their respective Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(c) The Seller Representative shall prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns with respect to the Companies and their respective Subsidiaries for all Pre-Closing Tax Periods (each such Tax Return, a "Seller Return"). Each Seller Return shall be filed in accordance with the past practices of

the Companies and their respective Subsidiaries except to the extent otherwise required by applicable law. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to the Companies and their respective Subsidiaries other than Seller Returns. Seller Representative shall permit Buyer to review and comment on each such Seller Return and shall make such revisions to such Seller Returns as are reasonably requested by Buyer. Following the Closing Date, Buyer shall not prepare and file, or cause to be prepared and filed, any amended Tax Return of the Companies or their respective Subsidiaries, or change any Tax elections or accounting methods of the Companies or their respective Subsidiaries for (i) any Pre-Closing Tax Period and (ii) the portion of any Straddle Period ending on the Closing Date, without the consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent any Tax Authority denies a Tax deduction on a Seller Return described in Section 14.10(f), and such item is then allowed as a deduction on a Buyer Return, then the amount of any indemnified Losses claimed by Buyer with respect to such Tax item shall be calculated net of the tax benefit received by Buyer as a result of such allowance.

(d) Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to the Companies and their respective Subsidiaries other than Seller Returns (each such Tax Return, a "Buyer Return"). If any Buyer Return includes Taxes for any Straddle Period, Buyer shall permit the Seller Representative to review and comment on each such Buyer Return prior to filing and shall make such revisions to such Buyer Returns as are reasonably requested by Seller Representative, but only to the extent such revisions relate to Taxes for which any Seller could reasonably have an indemnification obligation under this Agreement.

(e) The parties agree that no election will be made under Section 338 of the Code with respect to the purchase and sale of the Common Stock of the Companies under this Agreement.

(f) The parties agree that (i) with respect to Peekay, the Tax year for federal and state income tax reporting purposes that begins on July 1, 2012 will end on the Closing Date, and will include as deductions the compensatory payments described in Section 5.15 of Sellers' Disclosure Letter, except to the extent otherwise required by applicable law; (ii) with respect to ConRev, any final Tax year for which it is a validly-electing S corporation shall end for federal and state income tax reporting purposes on the day before the Closing Date, as required by Code Section 1362(e), and (iii) the federal and state income Tax Returns for the periods described in (i) and (ii) shall be Seller Returns.

(g) Except to the extent attributable to any net operating loss or other Tax attribute arising in any taxable period ending after the Closing Date, all refunds and credits of Taxes of the Companies and their respective Subsidiaries for any Pre-Closing Tax Period actually received or realized after the Closing Date shall be for the Sellers' account (each such refund or credit, a "Tax Refund Amount"). Buyer shall pay any Tax Refund Amount to the Sellers within fifteen (15) days of the actual receipt or realization of such Tax Refund Amount. Any Tax Refund Amount paid by Buyer to the Sellers pursuant

to this Section 14.10(g) shall be treated as an adjustment to the Purchase Price except to the extent otherwise required by applicable law.

(h) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, if any, shall be borne by Sellers.

(i) As of the Closing, all Tax sharing or similar agreements with respect to or involving any of the Companies or their respective Subsidiaries shall be terminated and, after the Closing, none of the Companies or any of their respective Subsidiaries shall have any further rights or obligations under any such Tax sharing or similar agreement.

(j) Buyer shall promptly, but in any event within ten days, inform the Seller Representative of the receipt by Buyer or any of its Affiliates of notice of any audit, claim, inquiry, examination or other proceeding relating to Taxes for any Pre-Closing Tax Period with respect to which Buyer intends to seek indemnification from the Sellers pursuant to Section 11 (a "Tax Claim"). The Sellers shall not be relieved of their indemnification obligations hereunder if such notice is not delivered promptly except to the extent the Sellers are materially prejudiced thereby. The Seller Representative shall have the right to control, solely at the Sellers' own cost and expense, the conduct, defense and settlement or compromise of any such Tax Claim; provided, however, that (i) Buyer shall be entitled to attend and participate in any such Tax Claim at its sole cost and expense, (ii) Buyer shall be permitted to receive copies of any pleadings, correspondence, and other documents as Buyer may reasonably request, and (iii) the Seller Representative shall not settle, compromise or otherwise dispose of such Tax Claim without the prior written consent of Buyer, such consent not to be unreasonably conditioned, withheld or delayed. To the extent the provisions of Section 11.3 are inconsistent with the provisions of this Section 14.10(j), the provisions of this Section 14.10(j) shall control.

(k) The parties to this Agreement will cooperate fully with each other, as and to the extent reasonably requested of any of them, in connection with the preparation, signing and filing of any Tax Return with respect to any of the Companies or their respective Subsidiaries, and in any administrative, judicial or other proceeding involving Taxes relating to the Companies or their respective Subsidiaries, including, but not limited to, the furnishing or making available of records, books or accounts or other materials necessary or helpful in the preparation or filing of any such Tax Return or for the defense against assertions of any Tax Authority as to any Tax Return, and making employees available on a mutually convenient basis to provide additional information and explanation of any such materials.

14.11 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the members of the Selling Group and the Buyer and their respective Affiliates, any rights or remedies under or by reason of this Agreement. Any Seller shall have the right to seek contribution from another Seller if the Buyer brings a claim under this Agreement against fewer than all

Sellers, and Sellers' joint and several liability to Buyer does not control their respective responsibilities as between each other for Losses hereunder.

14.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the extent this Agreement or any writing required or permitted hereby is signed and/or delivered by means of facsimile or other electronic transmission, such facsimile or other electronic transmission shall be treated in all manner and respects as an original signed counterpart thereof and shall nonetheless be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

14.13 Satisfaction of Conditions Precedent. Each member of the Selling Group and the Buyer will use its commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 14.13 shall obligate any party hereto to waive any right or condition under this Agreement.

14.14 Public Statements or Releases. Each of the parties hereto agrees that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto. Nothing contained in this Section 14.14 shall prevent any party from making such disclosures as such party may consider necessary in order to obtain financing for the transactions contemplated hereby or to satisfy such party's legal or contractual obligations.

14.15 Business Records. The Buyer acknowledges that business records of the Companies relating to the Companies' operations prior to the Closing will be conveyed to the Buyer by operation of law by virtue of Buyer's acquisition of the Common Stock, and that the Sellers may from time to time require access to or copies of such records in connection with Tax matters and claims arising with respect to their operations prior to the Closing or the winding up of their affairs, and the Buyer agrees that upon reasonable prior notice from the Sellers, it will, during normal business hours, provide the Sellers with either access to or, at the Buyer's option, copies or, if required, the originals of such records for such purposes, provided that any originals provided are returned as soon as practicable. The Sellers agree to hold any information so provided in confidence and to use such information only for the purposes described above. The Buyer agrees that they will not within six (6) years after the Closing Date destroy any business records prepared prior to the Closing without first notifying the Sellers and affording them the opportunity to remove or copy them. For purposes of the preceding sentence, any notice from the Buyer delivered in accordance with Section 14.3 shall be deemed to be adequate notice if not responded to in writing by the Sellers within thirty (30) days.

14.16 Non-Disparagement. None of the parties to this Agreement shall utter disparaging or defamatory remarks, oral or written, with respect to the other parties or concerning the business, affairs, operations, financial condition, or actions (past, present or future) of the Companies or the Business.

14.17 Designation of the Seller Representative. (a) By execution of this Agreement, Phyllis Heppenstall, and any successor or assign of such Person, is hereby designated by each Seller as the sole and exclusive agent, attorney-in-fact and representative of the Sellers for all purposes of this Agreement and Transaction Documents, including full power and authority to take such actions on behalf of the Sellers as the Seller Representative, in its sole judgment, may deem in the best interests of the Sellers. Such powers shall include the ability to: (i) take any and all actions including executing and delivering any documents, including the Escrow Agreement, incurring any costs and expenses on behalf of the Sellers and make any and all determinations which may be required or permitted in connection with the post-closing implementation of this Agreement and Transaction Documents; (ii) give instructions to the Escrow Agent relating to the Escrow Account; (iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with any Indemnified Party arising out of or in respect of this Agreement and/or any Transaction Document; (iv) disburse the Purchase Price to the Sellers in accordance with Section 3; (v) enter into any Transaction Document and to act pursuant thereto; (vi) enter into a waiver or amendment of any Transaction Document or this Agreement before or after the Closing; (vii) give and receive all notices and other communications under this Agreement and any Transaction Document; (viii) retain legal counsel, accountants, consultants and other experts, and incur any other expenses, in connection with all matters and things set forth or necessary with respect to this Agreement, any Transaction Document and pay for such amounts from the Seller Representative Reserve Amount; (ix) take all actions necessary or appropriate in connection with the adjustment provided in Section 3.2; and (x) make any other decision or election or exercise such rights, power and authority as are related to or incidental to the foregoing. Without limiting the foregoing, by execution of this Agreement, each Seller hereby authorizes the Seller Representative to enforce the rights and obligations of each of the Sellers.

(b) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Seller Representative in connection with this Agreement or the Transaction Documents shall be absolutely and irrevocably binding upon the Sellers as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in his or her individual capacity, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall have no duties or obligations hereunder except those specifically set forth in this Agreement, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(c) Each Seller, severally and not jointly, shall indemnify and hold harmless the Seller Representative and its successors, permitted assigns, Affiliates, directors, officers, employees and agents (collectively, "Seller Representative's Indemnitees") against all losses, claims, damages, liabilities, expenses (including reasonable attorney's fees), judgments, fines and amounts incurred or sustained by a Seller Representative's Indemnitee in connection with any action, suit or proceeding to which such Seller Representative's Indemnitee is made a party by reason of the fact they are or were acting as, on behalf of or in connection with the Seller Representative under this Agreement or its relationship to the Seller Representative, except for fraud or actions or

omissions resulting from the willful misconduct of the Seller Representative. No Seller Representative's Indemnitee nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud or actions taken or omitted to be taken resulting from the willful misconduct of the Seller Representative. Without prejudice to the foregoing, no Seller Representative's Indemnitee shall have liability in respect of any action, claim or proceeding brought against a Seller Representative's Indemnitee by any Seller if the Seller Representative took or omitted taking any action in good faith. The Seller Representative shall be entitled to utilize the Seller Representative Reserve Amount to pay for all reasonable expenses, disbursements, advances and liabilities (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Seller Representative in such capacity, and to the extent the Seller Representative Reserve Amount is insufficient to pay for such expenses, disbursements, advances and Liabilities, the Seller Representative shall be entitled to reimbursement from funds released from the Escrow Account for the benefit of the Sellers and/or otherwise received by it in its capacity as the Seller Representative pursuant to or in connection with this Agreement or any Transaction Document. The Seller Representative shall determine from time to time in good faith whether the amounts in the Seller Representative Reserve Amount exceed the amounts required to perform the duties contemplated hereby or under any Transaction Document, and shall release to the Sellers (on a pro rata basis) any such excess. Without limiting the obligations or responsibilities under Section 11, in no event shall the indemnification obligations under this Section 14.14(c) of any Seller exceed the amounts paid to such Seller pursuant to Section 3 hereof.

(d) The appointment of the Seller Representative hereunder is coupled with an interest and is irrevocable until such time as the Purchase Price due and payable pursuant to the terms of this Agreement has been paid in full and all claims asserted by, and disputes with, Buyer has been finally satisfied, waived or otherwise resolved or the time for bringing any such claims has expired, except that a successor or successors may be appointed pursuant to this Section 14.17.

(e) Neither Buyer nor the Escrow Agent shall have any obligation to take any action sought by, or respond to any communication from, any Seller in connection with a claim under Section 11. The provisions of this Section 14.17 shall in no way impose any obligations on the Buyer. In particular, notwithstanding any notice received by the Buyer to the contrary, the Buyer (i) shall be fully protected in relying upon, shall be entitled to rely upon, and shall have no liability to the Sellers with respect to, actions, decisions and determinations of the Seller Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Seller Representative are fully authorized by all of the Sellers.

(f) Except as provided in this Section 14.17, any claim, action, suit or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to the Sellers under this Agreement, including claims for indemnification under Section 11, may be asserted, brought, prosecuted or maintained only by the Seller Representative, and the Sellers hereby irrevocably waive any right to enforce such rights in their own name. The Sellers consent and agree that any claim, action, suit or other proceeding, whether in

law or equity, to enforce any right, benefit or remedy granted to Buyer under this Agreement, including claims for indemnification under Section 11, may be asserted, brought, prosecuted or maintained by Buyer against the Sellers by service of process on the Seller Representative and without the necessity of serving process on, or otherwise joining or naming as a defendant in such claim, action, suit or other proceeding, any Sellers. For this purpose, each Seller hereby irrevocably stipulates and agrees that the Seller Representative is a proper party defendant to represent its interests in any such proceeding and to appear on its behalf for all purposes therein, and that service of process upon the Seller Representative shall be effective to bind such Seller for all purposes of any such proceeding. Each Seller hereby irrevocably waives any and all rights it may have to object to jurisdiction or venue in any proceeding in which service of process is served upon the Seller Representative on such Seller's behalf. With respect to any of the foregoing, the Sellers shall be bound by any determination in favor of or against the Seller Representative or the terms of any settlement or release to which the Seller Representative shall become a party, including any confession of judgment or other stipulation or settlement granted or entered into by the Seller Representative on their behalf.

(g) The Sellers, by majority vote (each such Seller, or such Seller's successor or assign, being entitled to one vote) shall be entitled to replace the Seller Representative, which replacement shall succeed to the rights and responsibilities of the Seller Representative as set forth herein. In the event of such replacement, the Sellers shall provide written evidence of such replacement to Buyer, and Buyer shall be entitled to rely on such evidence and treat such replacement Seller Representative as the Seller Representative hereunder for all purposes.

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signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

BUYER:

PEEKAY SPA, LLC, a
Delaware limited liability company

____
By Ellery Roberts
Its President

COMPANIES:

PEEKAY, INC., a Washington corporation

____
By Kris Butt
Its President

CONREV, INC.,
a Washington corporation

____
By Kris Butt
Its President

SELLERS:

____
Kris Butt, a natural person

____
Brian Barnett, a natural person

____
Rick Barnett, a natural person

SELLER REPRESENTATIVE

____
Phyllis Heppenstall

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

BUYER:

PEEKAY SPA, LLC, a
Delaware limited liability company

____
By ___________________________
Its ___________________________

SELLERS:

[signature]
Kris Butt, a natural person

[signature]
Brian Barnett, a natural person

[signature]
Rick Barnett, a natural person

COMPANIES:

PEEKAY, INC., a Washington corporation

[signature]
By Kris Butt
Its President

CONREV, INC.,
a Washington corporation

[signature]
By Phyllis Heppenstall
Its President

SELLER REPRESENTATIVE

[signature]
Phyllis Heppenstall